Exhibit 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION SENIOR VICE PRESIDENT OF ENTERPRISE CUSTOMER SOLUTIONS JIM KEENAN TO RETIRE

(Fort Smith, Arkansas, March 25, 2014) — Jim Keenan, Senior Vice President of Enterprise Customer Solutions for Arkansas Best Corporation (Nasdaq: ABFS), will retire March 31, 2014, after 33 years of service with the company.

“Jim’s many years of service at ABF Freight, in the areas of sales and pricing, contributed to the development of our sales approach and to the unique tools that allow our company to be a leader in the transportation industry,” said Arkansas Best President and Chief Executive Officer Judy R. McReynolds.  “He has been a valuable resource for our company and a dedicated employee.  We thank Jim and wish him and his wife Monika the very best in the coming years.”

Mr. Keenan joined the company in 1981 as a result of ABF Freight’s acquisition of East Texas Motor Freight.  Throughout his time with ABF Freight he served in the pricing department and held various increasing leadership roles in the sales department, culminating as ABF Freight’s Senior Vice President of Sales and Marketing.  Additionally, for three years, he led the sales and marketing initiatives at an Arkansas Best subsidiary that was subsequently sold.  His current role at Arkansas Best was created to coordinate the numerous supply chain services offered across ABF Freight, ABF Logistics and Panther Expedited Services.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations, and the military.  More information is available at arkbest.com, abf.com and pantherexpedite.com.

Contact:           Investors: Mr. David Humphrey, Vice President, Investor Relations

Telephone: (479) 785-6200

Media: Ms. Kathy Fieweger, CMO and Vice President, Marketing and Corporate Communications

Telephone: (479) 719-4358